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                                   AGREEMENT

     This AGREEMENT ("Agreement") is made effective as of March 28, 1995 by and between D&F Consulting, Ltd., a Delaware corporation ("D&F"), and On Ice Inc., a Delaware corporation, ("Producer").

     WHEREAS, Producer and D&F entered into an Agreement dated July 13, 1994, describing the roles and responsibilities of the respective parties with regard to the tour and telecast of the show entitled Nutcracker on Ice; and

     WHEREAS, under Paragraph 17 of said Agreement, Producer granted D&F an option to renew said Agreement on terms and conditions agreeable to both parties; and

     WHEREAS, Producer represents that it owns and has the exclusive right to, once again, produce and manage the touring production (hereinafter "Tour") of the show entitled Nutcracker on Ice ("Nutcracker" or "Show") which will have one company performing in arenas in major markets ("A Company") and a second company performing in theatres in secondary or tertiary markets domestically ("B Company"), which the parties expect and agree will result in the attendance, participation and awareness by the general public and customers/contacts of the corporate sponsors, as described in Exhibit A to this Agreement; and

     WHEREAS, D&F wishes to exercise its option and purchase, on behalf of its corporate sponsors ("Sponsors"), and Producer agrees to sell, certain promotional, sponsorship and other related rights with respect to the Tour, subject to the terms and conditions as set forth below;

     NOW THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be bound, the parties hereby agree as follows:

     1. Producer's Duties

        a. Producer will, at its own expense, organize, promote, produce, run and perform all acts necessary to stage the Tour, including securing the talent for such Tour.

        b. Producer will arrange and secure the participation of named figure skating stars to perform the lead roles in the A Company show. Producer shall consult with D&F on the said stars for the Tour and agrees to secure star skaters acceptable to D&F, but Producer reserves the right to make final decisions on casting. Once Producer has secured the commitments of such star skaters, no substitutions shall be permitted without the express written consent of D&F or such act shall constitute an Event of Default under Paragraph 11 of this Agreement. Both parties agree that the following skaters are acceptable if Producer is able to secure them for the show: Nicole Bobek, Todd Eldredge, Todd Sands and Jenni Meno, Robin Cousins, Michelle Kwan or Lu Chen.

        c. Producer will obtain in advance all permits and licenses required to conduct the Tour.

        d. Producer will comply with any and all federal, state and local rules and regulations governing the Tour.

        e. D&F will have no obligation to perform and/or pay any sums to secure the performance of any of the foregoing except as otherwise provided herein.

        f. Producer shall perform all duties specifically listed on Exhibit A, attached hereto and incorporated herein by this reference.




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     2. Sponsorship Rights: Duties of D&F. Producer has the sole and exclusive authority to grant, and it hereby grants to D&F, the promotional rights listed on Exhibit A and Producer grants D&F the right to pass-through and assign such promotional rights listed on Exhibit A to Sponsors. In consideration of the grant of such promotional rights, D&F agrees to pay the sponsorship fee set forth in Section 3 below and to be responsible for the specific obligations set forth on Exhibit B which is attached hereto and incorporated herein by this reference.

     3. Sponsorship Fee. D&F agrees that it will pay the sum of Two Hundred Thousand Dollars ($200,000) to Producer in consideration for the benefits listed on Exhibit A. Payment will be made according to the terms, if any, listed on Exhibit B.

     4. Revenue Sharing.

        a. Producer and D&F agree to share on an equal 50/50 basis any site fee paid to host the Show that will be on the Telecast.

        b. D&F shall have a 10% carrying interest for any additional net income (after agency commissions and talent fees) derived by Producer from home video sales in the after-market, and a 50% carrying interest for any additional net income (after agency commissions and talent fees) derived by Producer from international television rights, cable or network re-broadcast and network syndication. For purposes of this Agreement, the definition of net income shall be mutually agreed to by both parties.

        c. Both parties shall provide the other party with an accounting of all income received and expenses incurred with respect to the items stated in Paragraph 4 herein, on a quarterly basis, so long as income is being received for such items.

     5. Term. This Agreement shall be effective for a period commencing upon execution of this Agreement and will continue through the conclusion of the 1995 Tour, Telecast and as long as income is being derived from the Show with respect to the items stated in Paragraph 4 herein (the "Contract Term").

     6. Signage. Except as specified on Exhibit A to this Agreement, each Sponsor secured by D&F shall provide, at its sole expense, all banners and signs containing the Sponsor's name or logo which such Sponsor is permitted to utilize during the Tour. Sponsor shall be responsible for cost, production and delivery of the banners and easel board displays at the start of the Tour and the Producer shall be responsible for making arrangements to display such banners in the venues on the Tour (including any costs associated with it), transporting such banners and easel boards to each city on Tour, and returning such banners and easel boards to all Sponsors following the conclusion of the Tour. Subject to the restrictions set forth in Sections 8 and 9 hereof, Producer shall, at its own expense, provide all other signage, if applicable, including such signs featuring the Sponsors' name or logos as Producer is permitted to use as provided herein.

     7. Indemnification. Producer agrees to indemnify, defend and hold D&F and each Sponsor, its parent, its subsidiaries and the affiliates of each such entities, as well as each officer, agent, distributor, employee, attorney, dealer, successor and assign of any of the above, harmless from and against any and all expenses, damages, claims, suits, losses, actions, judgements, liabilities and costs, whatsoever (including, without limitation, attorney fees) arising out of: (i) Producer's beach, misrepresentation or non-performance under this Agreement; (ii) any claim or action for personal injury, death, bodily injury, property damage or otherwise, suffered by participants, performers, spectators or others attending each Show on Tour; or (iii) any payment owed by Producer to persons or entities associated with the Tour.





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     8. Insurance.

        a. Producer agrees to carry full insurance coverage for the Tour and all other activities reasonably connected with the Tour and this Agreement, in the types and on the minimum amounts listed below.

     Comprehensive General Liability              $1,000,000 Combined Single
     Including:                                   Limit, per occurrence

     - Broad Form Contractual
     - Personal Injury
     - Advertising Liability
     - Participants and Spectators Liability

     Workers' Compensation (endorsed to
     cover volunteers if applicable)        Statutory limits

     Employers Liability                          $1,000,000 per occurrence

        b. Other than the workers' compensation policy, each insurance policy required hereunder shall name D&F and each of the Sponsors as an additional insured and all policies shall contain a provision whereby the insurer(s) agrees not to alter or cancel this coverage without at least 10 days' prior written notice to D&F and each of the Sponsors. The Comprehensive General Liability Policy shall have a maximum deductible of no more than $1,000 per occurrence, with no deductible for any excess. Each such policy shall provide that neither D&F nor the Sponsors are liable for any premium associated therewith. Producer shall furnish D&F and each of the Sponsors with Certificates of Insurance evidencing the above coverages within thirty (30) days of contract execution.

        c. Nothing herein shall limit or prohibit D&F or any of the Sponsors from obtaining insurance for their own account and any proceeds payable thereunder shall be payable as provided in the underlying policy.

     9. Trademark

        a. Each of the Sponsors may, from time to time, grant to Producer the right to use trademarks, trade names, service marks or logos owned by each respective Sponsor. Producer and its affiliates and agents, if any, shall have no interest in or right to the use of such names, marks or logos, except for any limited right of usage which each of the Sponsors may grant in writing pursuant to this Agreement.

        b. The limited license granted hereunder is nonassignable and does not inure to the benefit of Producer's permitted assigns and successors. In the event Producer or any affiliate or agents attempts to transfer or assign this limited license, such limited license shall terminate immediately without further action from such respective Sponsor.

        c. Subject to Producer's prior approval, Producer hereby grants to each of the Sponsors a limited right to use any trademark, tradename or other name or logo which is in the integral part of the name of the Show or Tour in each Sponsor's advertising and promotional materials. Sponsors shall have no other right to or interest in promotions reasonably incident thereto.

     10. Prior Approval.

        a. Any advertising or other material prepared by Producer which contains any of the Sponsors' name or logo which otherwise utilizes any trademark, trade name, service mark or logo owned by each respective Sponsor shall be provided to such Sponsor in advance of publication for such Sponsor to




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review. All such materials must receive the written approval of each Sponsor prior to any publication thereof, such approval not to be unreasonably withheld.

        b. For this Tour D&F and Producer shall have the right to disapprove any additional secondary sponsor or local advertiser for the Tour, if it determines, that participation of such additional sponsor or advertiser would be detrimental to the Title Sponsor or one of the other Sponsors of the Tour.

        c. Producer shall not announce this Tour with Chrysler's title sponsorship without the prior written approval of D&F. All announcement shall be mutually approved by both parties.

     11. Default; Remedies.

        a The following events shall constitute an Event of Default ("Event of Default") under this Agreement regardless of whether any such event shall be voluntary or involuntary or shall result from the operation of applicable laws, rules or regulations or shall be pursuant to or in compliance with any judgment, decree or order of any court of competent jurisdiction:

            (I) Producer shall fail to cause to be carried and maintained the insurance required under Section 8 hereof;

            (ii) Either party shall make any material misrepresentation or shall breach any warranty made herein;

            (iii) Either party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law, or shall make a general assignment for the benefit of creditors, or shall have an involuntary case or other proceeding instituted against it seeking similar relief; or

            (iv) Either party shall otherwise fail to perform or observe any other covenant or condition set forth herein and such failure shall continue unremedied for a period of thirty (30) days after the receipt of written notice thereof from the nondefaulting party.

            (v) Either party should commit an act which brings its name into disrepute, or otherwise substantially diminishes the value of the sponsorship association for the other party.

        b. Upon the occurrence of an Event of Default, and at any time thereafter so long as the same shall be continuing, the nondefaulting party may declare, at its option, this Agreement to be in default and: (1) may immediately terminate this Agreement without any liability whatsoever; (2) may seek enforcement by appropriate court action of the terms hereof and recover damages for the breach hereof; (3) may exercise any other right or remedy available to it under law or in equity; or (4) may seek any permitted combination of such remedies. No remedy is intended to be exclusive, but each shall be cumulative and the exercise of any such remedy shall not preclude the simultaneous or later exercise of any other remedy.

     12. Representations, Warranties and Covenants of Promoter. Each party represents and warrants to the other party that: (1) the execution, delivery and performance of this Agreement have been duly authorized by all necessary actions; (2) this Agreement is a valid and binding obligation of each party enforceable against it in accordance with its terms; (3) there are no pending actions or proceedings, or threatened actions or proceedings, which if adversely determined would impair either party's right to perform its obligations hereunder; and (4) Producer has sole and exclusive authority to grant the promotional rights to D&F which are the subject of this Agreement.






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     13. Performance.

        a. Force Majeure. In the event inclement weather or other force majeure outside the reasonable control of Producer forces Producer to stage the Show or Tour at another time during the year, or to close the Show or Tour, subject to Paragraph 13.c. herein below, such a failure to hold the Show or Tour on its originally scheduled date shall not be treated as a breach of this Agreement provided Producer uses its best efforts to reschedule the Show or Tour as quickly as possible and Producer bears all costs associated with the rescheduling and repromoting of the Show or Tour.

        b. Cancellation. If the Tour is canceled in its entirety during the Contract Term for any cause whatsoever not the fault of D&F, and the Tour is not thereafter rescheduled, or there are not a minimum of eighteen (18) performances in seventeen (17) markets by the A Company, then D&F shall be entitled to a pro-rated reduction in the fee paid to Producer under this Agreement based on the number of Shows below eighteen (18) canceled as a percentage of the minimum number of performances of eighteen (18) required by the Producer.

        c. Further it is understood and agreed by Producer, that due to the nature of each Sponsor's business, its reputation and prestige are extremely important. Therefore, any continued use by Producer of each Sponsor's trademarks, service marks or other identification, after termination of this Agreement will result in irreparable harm to such Sponsors. Each Sponsor shall, therefore, have an absolute right to an immediate injunction to enjoin the future use of its trademarks, service marks, and other identification by Producer, in the future promotion or advertising of the Show and Tour. Such Sponsor shall be entitled to reasonable attorneys' fees and costs incurred by obtaining said injunction; provided, however, that such Sponsor shall first provide notice to Producer of such breach and allow Producer a reasonable amount of time to cure such breach before seeking an injunction. Such Sponsor shall not hold Producer responsible for the retrieval of promotional materials already disseminated prior to the termination of this Agreement.

     14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. Producer may not assign its rights or obligations under this Agreement without D&F's prior written consent.

     15. Survival. Each party's duties, obligations and responsibility for compliance with the provisions of Sections 5, 6, 7, 8, 9, 10, 12, 14 and 15 of this Agreement shall survive this Agreement's cancellation, termination or expiration.

     16. Independence. The parties shall at all times act independently. Nothing contained in this Agreement shall be construed to make one party the partner, joint venturer, principal, agent or employee of the other party hereto. Specifically, Producer shall have no express or implied authority to act for or on behalf of D&F or its Sponsors. Further, no officer, director, employee, agent, affiliate or contractor retained by Producer to perform work on D&F's and each of the Sponsor's behalf hereunder shall be deemed to be an employee, agent, or contractor of D&F or such Sponsor. Producer is solely responsible for payment of (1) all income, disability, withholding, and other employment taxes as well as (2) all medical benefit premiums, vacation pay, sick pay or other fringe benefits resulting from Producer's retention of any such officers, directors, employees, agents, affiliates or contractors. Producer shall indemnify, defend, and hold D&F and Sponsors harmless from any claim for any such tax or benefit payment.

     17. Renewal and Right of First Refusal.

        a. Producer grants to D&F an option to renew this Agreement subject to both parties meeting within ninety (90) days after completion of the Tour and reaching an agreement as to the terms and conditions of such renewal, with the understanding that D&F shall have input and approval of the star performers of the Tour in the future as long as D&F continues to secure the title sponsor of the Tour.




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        b. Should D&F elect not to renew this Agreement, Producer grants to D&F the right of first refusal for one year thereafter to match any competitive offer from another party for similar rights and privileges for the next subsequent Tour. D&F is required to exercise this right of first refusal within ten (10) days of receipt of written notice from Producer of such competitive offer which notice sets forth the terms and conditions of such offer.

     18. Governing Law. The validity, interpretation and construction of this Agreement, and all other matters related to this Agreement, shall be interpreted and governed by the laws of the State of Delaware.

     19. Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

     20. Entire Agreement. This Agreement, together with the Exhibits hereto and any extensions or renewals hereof, constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all prior statements or agreements, both written and oral. This Agreement may be amended only by a writing signed by the party against which enforcement is sought.

     21. Severability. If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then such provision shall be ineffective to the extent of the court's finding without affecting the enforceability or validity of this Agreement's remaining provisions.

     22. Attorneys' Fees. Should either party institute or participate in a legal or equitable proceeding against the other seeking to enforce or interpret this Agreement, the non-prevailing party in the proceeding shall pay the prevailing party's costs, expert and professional fees, and attorneys' fees, including costs and fees on appeal. Said obligation of the non-prevailing party will be deemed to accrue on the date of commencement of such proceeding.

     23. Notices. Whenever notice is to be served hereunder, service shall be made personally or by registered or certified mail, return receipt requested, postage prepaid. Notice shall be effective only upon receipt by the party being served, except notice shall be deemed received 72 hours after posting by the United States Post Office, by method described above. All notices shall be sent to the addresses described below:

          To D&F:
          D&F Consulting, Ltd.
          5301 Wisconsin Avenue, N.W.
          Suite 325
          Washington, D.C. 20015
          Attn: Stephen L. Disson

          To Producer
          On Ice, Inc.
          517 North Robertson Boulevard
          Suite #200
          Los Angeles, California 90048
          Attn: Barrie Mendelson

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.







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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



D&F CONSULTING, LTD.



By:  /s/ Stephen L. Disson
    _______________________________

Its: President
     ______________________________



ON ICE, INC.



By:  /s/ Barry Mendelson
    _______________________________

Its: President
     ______________________________





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